Filed Pursuant to Rule 424(b)(3)

Registration No. 333-74176

Price Asset Management, Inc.

141 W. Jackson Blvd., Suite 1340-A

Chicago, IL 60604

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Re:	Price Fund I, L.P.
Supplement to Registration Statement on Form S-1 File #333-74176

Ladies and Gentlemen:

On behalf of Price Fund I, L.P. (the “Partnership”) I am transmitting herewith for filing, pursuant to Rule 424 (b) 3 of the Securities Act of 1933, as amended, a Supplement dated July 18, 2005 to the Partnership’s prospectus dated April 29, 2005.

Please contact me if you have any questions.

Best regards,

Scott R. Baldwin

Executive Vice President/Director

Price Asset Management, Inc.

General Partner for Price Fund I, L.P.

312-264-4311

PAST PERFORMANCE IN NOT INDICATIVE OF FUTURE RESULTS

FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK

AND IS NOT SUITABLE FOR ALL INVESTORS

THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,

OFFERING BY PROSPECTUS ONLY

DAILY ESTIMATED FUND PERFORMANCE IS AVAILABLE BY ACCESSING

THE SELLING

GROUP MANAGER WEBSITE AT: WWW.UPSECURITIES.COM ,

BY EMAILING: PRICEFUND@PRICEGROUP.COM, OR BY CALLING TOLL

FREE AT 800-444-7075.

PRICE FUND I, L.P.

PRICE ASSET MANAGEMENT, INC.

July 18, 2005

Dear Investor,

The net asset value of a unit as of June 30, 2005 was $1,030.10, up 0.30% from $1,027.01 per unit as of May 31, 2005. Since January 1, 2005, the fund is up 4.90%.

Fund performance held steady in June paced by continuing profits in currencies and energies, but gains were offset by weak results in the interest rate and grain sectors. Carry over short positions in the Euro Currency and Swiss Franc were the mainstay for fund returns. Worries persisted over the economic state of the European Union and fallout from voter rejection of the European constitution, which kept downward pressure on both currencies. Profits were also seen in heating oil and natural gas contracts. Concerns surrounding the low distillate inventories which include heating and diesel fuel, sent heating oil prices to new highs for the year. Natural-gas also jumped before and after the threat of Tropical Storm Arlene.

The U.S. interest rate sector was the biggest draw on fund performance. Profitability suffered after prices whipsawed following vacillating market opinions on domestic economic strength and monetary policy. U.S. bond prices rose early in the month on suggestions that the Federal Reserve might be in the “ninth inning” of its “contest against inflation,” sending 10-year yields below 4%. Two weeks later, Fed Chairman Greenspan told legislators the central bank would continue to raise rates at a measured pace, propelling yields back above 4%. Compounding the confusion, the narrowing of the yield curve, the difference between two-year and 10-year treasury yields is not reflective of expanding economic growth.

Very truly yours,

/S/    WALTER THOMAS PRICE, III

Walter Thomas Price, III

Price Asset Management, Inc.

General Partner of the

Price Fund I, L.P.

141 West Jackson Boulevard, Suite 1340A            Chicago, IL  60604            312-264-4300

PRICE FUND I, L.P.

Unaudited Account Statement

For the Month Ending June 30, 2005

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$139,765.72
Change in Unrealized Gain/(Loss)	(109,107.89)
Gain/(Loss) on Other Investments	(1,674.06
Brokerage Commission	(1,271.24)

Total Trading Income	$27,712.53

Expenses
Audit Fees	$1,666.67
Administrative and Legal Fees	12,350.44
Management Fees	3,642.40
Incentive Fees	8,888.14
Offering Expenses	0.00

Total Expenses	$26,547.65
Interest Income	$4,195.81

Net Income(Loss) for the Period	$5,360.69

STATEMENT OF CHANGES IN NET ASSET VALUE(NAV)

Total Fund
Beginning of Month	$1,781,163.37
Addition	197,010.00
Withdrawal	(705.13)
Net Income/(Loss)	5,360.69

Month End	$1,982,828.93
Month Ended NAV Per Unit	$1,030.10
Monthly Rate of Return	0.30%
Year to Date Rate of Return	4.90%

To the best of our knowledge, this statement is accurate and complete:

By  /s/     Walter Thomas Price, III

Walter Thomas Price, III

Price Asset Management, Inc.

General Partner of Price Fund, I, LP